EXHIBIT 5.1

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040| F. 416.865.7380 www.torys.com

October 26, 2022

Brookfield Asset Management Inc.

EP 100, Brookfield Place

181 Bay Street

Toronto, Ontario M5J 2T3

Dear Sirs/Mesdames:

RE: BROOKFIELD ASSET MANAGEMENT INC.

We are acting as counsel to Brookfield Asset Management Inc. (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”) with respect to Class A Limited Voting Shares of the Corporation (the “Shares”) issuable pursuant to the Corporation’s Escrowed Stock Plan, as amended (the “Escrowed Stock Plan”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a) the articles of amalgamation, as amended to date, and by-laws of the Corporation;

(b) the Escrowed Stock Plan; and

(c) resolutions of the directors and the shareholders of the Corporation authorizing the Escrowed Stock Plan, including any amendments or supplements thereto.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares will be validly issued and outstanding as fully paid and non-assessable shares (upon issuance and payment therefor in accordance with the Escrowed Stock Plan).

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Torys LLP
Torys LLP